CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the references to our firm under the captions “Financial Highlights” and “Independent Registered Public Accounting Firm” in the Prospectus and “Independent Registered Public Accounting Firm and Legal Counsel,” “Portfolio Holdings Policy,” and “Financial Statements” in the Statement of Additional Information, and to the incorporation by reference therein of our report dated February 15, 2013, with respect to the financial statements of Symetra Mutual Funds Trust, included in its Annual Report for the period ended December 31, 2012, filed with the Securities and Exchange Commission in this Post-Effective Amendment No. 2 to the Registration Statement under the Securities Act of 1933 (File No. 333-178987).

/s/ Ernst & Young LLP

Minneapolis, Minnesota
April 29, 2013